UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________________________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

_________________________________________________________________

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HALLADOR ENERGY COMPANY

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF

2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 1, 2023

Our mission is to be the best and safest energy producer adapting to change while providing enhanced shareholder value by way of:

●	Safe and healthy work environments

●	Balanced application of leadership and forward, professional thinking

●	Clarity of purpose

●	Balancing advanced technology with proven techniques

All of these are pursued with business acumen, honesty, and diligence.

1183 East Canvasback Drive

Terre Haute, IN 47802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 1, 2023

Dear Fellow Shareholders,

It is our pleasure to invite you to our 2023 Annual Meeting of Shareholders (our "Meeting" or "2023 Annual Meeting") to be held on June 1, 2023, at 1:00 p.m. Eastern Daylight Time, at the Hilton Garden Inn Terre Haute, 750 Wabash Ave, Terre Haute, Indiana 47807.  The purpose of the Meeting is to:

1.	Elect six directors named in the Proxy Statement to serve for a one-year term;
2.	Approve, on an advisory basis, the Named Executive Officers' compensation;
3.	Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2023;
4.	Transact such other business as may properly come before the Meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 12, 2023, as the record date for determining shareholders of Hallador Energy Company entitled to receive notice of and vote at the 2023 Annual Meeting and any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2023 ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE, AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Lawrence D. Martin
Chief Financial Officer and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2023.

The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended December 31, 2022, are available at http://materials.proxyvote.com/40609P.

IMPORTANT NOTICE REGARDING ADMISSION TO THE 2023 ANNUAL MEETING

We ask that shareholders or their legal proxy holders who wish to attend the 2023 Annual Meeting register with Investor Relations no later than May 28, 2023,

by email to investorrelations@halladorenergy.com or by telephone at (303) 839-5504.

i

HALLADOR ENERGY COMPANY

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 1, 2023

This Proxy Statement is furnished by the Board of Directors (the "Board") of Hallador Energy Company (the "Company", "Hallador", "we" or "us") to holders of our common stock in connection with the solicitation by the Board of proxies to be voted at the 2023 Annual Meeting of Shareholders (the "Meeting".)

GENERAL MEETING INFORMATION

Date and Location of Meeting

Our Meeting will be held on June 1, 2023, at 1:00 p.m. Eastern Daylight Time, at the Hilton Garden Inn Terre Haute, 750 Wabash Ave, Terre Haute, IN 47807, or at such other time and place if the Meeting is postponed or adjourned. References in this Proxy Statement to the 2023 Annual Meeting also refer to any adjournments, postponements, or changes in time or location of the Meeting, to the extent applicable.

Who can attend the Meeting?

All of our shareholders as of the close of business on April 12, 2023, may attend the 2023 Annual Meeting.

What do I need to do to attend the Meeting?

Proof of ownership, together with valid government-issued photo identification such as a driver's license or passport, are required to attend the Meeting.

For safety reasons, we will not allow anyone to bring large bags, briefcases, packages, or other similar items into the Meeting, or to record or photograph the Meeting.

What is the purpose of the Meeting?

At the Meeting, our Shareholders will act upon the matters outlined in the "Notice of Annual Meeting," which appears on the cover page of this Proxy Statement, including

1.	Elect six directors named in this Proxy Statement to serve for a one-year term, or until their successors are elected or qualified;
2.	Approve, on an advisory basis, the Named Executive Officers' compensation;
3.	Ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for 2023, and
4.	Transact such other business as may properly come before the Meeting.

DELIVERY OF THE PROXY MATERIALS

Mailing Date

On or about April 20, 2023, we mailed a Notice of Internet Availability of Proxy Materials (the "Notice of Availability") to our shareholders containing instructions on how to access the proxy materials and submit your proxy online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Meeting.

Shareholders Sharing an Address

Registered Shareholders—Each record shareholder (meaning you own shares in your name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability, regardless of whether you have the same address as another record shareholder.

Street Name Shareholders—If you own shares in "street name" (that is, in the name of a bank, broker, or another holder of record), applicable rules permit brokerage firms and our Company, under certain circumstances, to send one Notice of Availability to multiple shareholders who share the same address. This practice is known as "householding."  Householding saves printing and postage costs by reducing duplicate mailings.   If you hold your shares through a broker, you may have consented to reduce the number of copies of materials delivered to your address.  If you wish to revoke a "householding" consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household is receiving multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

VOTING INFORMATION

Who is entitled to vote?

Only shareholders of record at the close of business on April 12, 2023 (the "Record Date"), are entitled to receive notice of the Meeting and to vote the shares of common stock of the Company ("Common Stock").  The holders of the Common Stock may vote on all matters presented at the Meeting and will vote together as a class.  Each outstanding share of Common Stock entitles the holder to one vote.  As of the Record Date, there were 33,137,011 shares of Common Stock outstanding.

As of the Record Date, the Company's officers and directors are the record and beneficial owners of a total of 10,546,132 shares (31.83%) of the Company's outstanding Common Stock.  Management intends to vote all of its shares in the manner recommended by the Board for each matter to be considered by the shareholders.

What constitutes a quorum?

One-third of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the Meeting.

Is my vote confidential?

Yes. All proxies, ballots, and vote tabulations that identify how individual shareholders voted will be kept confidential and not be disclosed to our directors, officers, or employees, except in limited circumstances, including:

●	When disclosure is required by law;
●	During any contested solicitation of proxies; or
●	When written comments by a shareholder appear on a proxy card/voting instruction form or other voting material.

How do I vote?

Shareholders of record may vote using one of the following methods:

●	over the Internet, which you are encouraged to do so if you have access to the Internet;
●	by telephone;
●	by completing, signing, and returning the included proxy card, for those who requested to receive printed proxy materials in the mail; or
●	by attending the Annual Meeting and voting in person.

The Notice of Availability provides instructions on how to access your proxy, which contains instructions on how to vote via the Internet or by telephone. For shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone, or by mail are set forth on the proxy card.

If you hold shares in street name, the organization holding your account is considered the shareholders of record for purposes of voting at the Meeting. The shareholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to shareholders owning shares through most brokerage firms and banks. Additionally, if you would like to vote in person at the Meeting, contact the brokerage firm, bank or other nominee who holds your shares to obtain a proxy from them and bring it with you to the Meeting. You will not be able to vote at the Meeting unless you have a proxy from your brokerage firm, bank, or other nominee.

You may read, print, and download our 2022 Form 10-K, 2023 Proxy Statement and Proxy Card at http://materials.proxyvote.com/40609P. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by email.

To ensure that your vote is counted at the Meeting, regardless of whether you plan to attend, you should vote by using the Internet or telephone voting options on your Proxy Card or by mailing in your Proxy Card. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted by the recommendations of the Board. In connection therewith, the Board has designated Brent K. Bilsland, Chairman, President and CEO, and Lawrence D. Martin, CFO, as proxies. If you indicate a choice concerning any matter to be acted upon on your Proxy Card or voting instruction card, your shares will be voted per your instructions.

Information for Beneficial Owners

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such bank, broker or nominee depends on the type of item being considered for vote.

Non-Discretionary Items.   The election of directors (Proposal 1) and the Advisory Vote Approving the Named Executive Officers' Compensation (Proposal 2) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items.   The ratification of the appointment of Grant Thornton LLP as independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the Meeting by:

●	Notifying our Corporate Secretary in writing at our address above that you are revoking your proxy;
●	Executing and delivering a later-dated proxy card or submitting a later-dated vote by telephone or the Internet; or
●	Attending the Meeting in person, revoking your proxy, and voting in person.

Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.  If you hold your shares in "street name," you may submit new voting instructions by contacting your bank, broker, or other nominee, or if you have obtained a legal proxy from your bank, broker or other holder of record giving you the right to vote your shares, by attending the Meeting and voting in person.

What if other matters come up at the Meeting?

The matters described in this Proxy Statement are the only matters we know to be voted on at the Meeting.  If other matters are properly presented at the Meeting, the proxy holders will vote your shares as they see fit.

Can I vote in person at the Meeting rather than by completing the Proxy Card?

Although we encourage you to complete and return the Proxy Card to ensure that your vote is counted, you can attend the Meeting and vote your shares in person.

How are votes counted?

We will hold the Meeting if holders of one-third of the total shares of Common Stock that are entitled to vote either sign and return their Proxy Card or attend the Meeting.  If you sign and return your Proxy Card, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the Proxy Card.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the 2023 Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2023 Annual Meeting.

Who pays for this proxy solicitation?

We will bear all of the solicitation costs and will supply copies of the solicitation materials to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Also, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition to sending you these materials, some of the Company's employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this.

What vote is required to approve each item?

Election of Directors.  At the Meeting, six director-nominees are standing for election to the Board.  With respect to the election of directors, you may vote "for" or "against" each of the nominees for the Board, or you may "abstain" from voting for one or more nominees.  Broker non-votes will have no effect on the election of the nominees.  To be elected to the Board, each director-nominee must receive the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the Meeting and entitled to vote, a majority of them must be voted "FOR" the nominee). Abstentions will have the same effect as a vote "against" the election of the nominee to the Board.  Your broker may not vote your shares on the nominees unless you give voting instructions.  Thus, broker non-votes will have no effect on the vote for this proposal.  Each director-nominee elected at the Meeting will serve on the Board for a one-year term or until his successor is duly elected and qualified, or until he resigns or is removed.

Say-on-Pay.  At the Meeting, we are asking shareholders to vote to approve on an advisory basis on the compensation paid to the Named Executive Officers.  With respect to this proposal, you may vote "for," "against," or "abstain" from voting with respect to this proposal.   A majority of the shares represented at the Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it.  If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes will have no effect on the vote for this proposal. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our Named Executive Officers, but the outcome of the say-on-pay vote will be taken into account by the Compensation Committee when considering future compensation arrangements.

Ratification of Auditor. At the Meeting, we are asking shareholders to ratify the appointment of Grant Thornton LLP, as our independent registered public accounting firm for the year ending December 31, 2023.  With respect to this proposal, you may vote "for," "against" or "abstain" from voting with respect to this proposal. A majority of the shares represented at the Meeting and entitled to vote on this proposal must vote "FOR" the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. As this proposal is considered a "routine" matter, your broker may vote your shares on this proposal if you do not provide voting instructions.

Other Matters.  For most other matters that properly come before the Meeting, the affirmative vote of a majority of shares of Common Stock, present in person or represented by proxy and voted at the Meeting, will be required.

OUR MANAGEMENT TEAM

Hallador is led by Brent K. Bilsland, our chairman and Chief Executive Officer, whose biography appears below under "Our Board of Directors and Nominees;" Lawrence D. Martin, our Chief Financial Officer, and Heath A. Lovell, our President of Hallador Power, whose biographies appear under "Our Named Executive Officers Who Are Not Directors."

PROPOSAL NO. 1: ELECTION OF DIRECTORS FOR A ONE-YEAR TERM.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

At our 2022 Annual Meeting of Shareholders, our shareholders elected a Board of six directors.

Our current directors are listed below and nominated for re-election at the Meeting.  Each of the directors elected at the Meeting will serve a one-year term expiring at the next annual meeting of shareholders or until their successors are duly elected and qualified, or until he resigns or is removed.  Each nominee agreed to be named in this Proxy Statement and to serve if elected.

To be elected to the Board, each director-nominee must receive the affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Meeting. Abstentions will have the same effect as a vote "against" the election of the nominee to the Board.  Your broker may not vote your shares on the nominees unless you give voting instructions.  Thus, broker non-votes will have no effect on the vote for this proposal.  If you sign your Proxy Card but do not give instructions with respect to the voting of directors, your shares will be voted for the nominees.  Each director-nominee elected at the Meeting will serve on the Board for a one-year term or until his successor is duly elected and qualified, or until he resigns or is removed.

Any director who does not meet the voting requirement described above must tender his resignation.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected.  However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

OUR BOARD OF DIRECTORS AND NOMINEES

Name	Age	Position(s) and year appointed
Brent K. Bilsland	49	Chairman (2018), CEO (2014), President and Director (2009)
David C. Hardie	72	Director (1989)
Steven R. Hardie	68	Director (1994)
Bryan H. Lawrence	80	Director (1995)
David J. Lubar	67	Director (2018)
Charles R. Wesley, IV	44	Director (2018)

BRENT K. BILSLAND, the Chairman of the Board, President, and CEO, has served on the Board since 2009. Mr. Bilsland was elected Chairman of the Board in 2018, appointed CEO in 2014, and has been a director and our President since 2009. He was President of Sunrise Coal, LLC, our primary operating subsidiary, from July 2006 through November 2017, and Vice President of Knapper Corporation, a private corporation, from 1998 to 2004.  Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company. He has an intimate understanding of our business and its operations that benefit us.  In 2015 and 2016, Mr. Bilsland served as the Chairman of the Indiana Coal Council. Mr. Bilsland's investment in our Common Stock, combined with his wife and children, is 4.12%.

DAVID C. HARDIE, a Director, has served on the Board since 1989. He serves as Chair of our Audit Committee. From July 1989 through January 2014, Mr. Hardie was our Chairman of the Board. He is the Executive Chairman of the Board of Hallador Investment Advisors Inc., which manages Hallador Cash Fund LP, Hallador Alternative Assets Fund, Moka Fund, and Hallador Balanced Fund. Mr. Hardie is also the Managing Member of Allora a fine dining restaurant in Sacramento, California. Mr. Hardie joined the Board of Earlens Corporation, a venture-backed hearing aid company, in November 2020. He serves as a director and partner of other private entities that are owned by members of his family and serves as director of The Parasol Tahoe Community Foundation and University of California Environmental Research Center. Mr. Hardie is a Business Graduate-Accounting of California Polytechnic University, San Luis Obispo. He also attended the Owner/President Management program at the Harvard Business School.

Mr. David C. Hardie, who controls 6.53% of our Common Stock, has been a board member for the last 34 years. His significant broad experience, as well as an intimate knowledge of our Company, is a tremendous benefit to us in planning and executing our corporate strategy.

STEVEN R. HARDIE, a Director, has served on the Board since 1994. He is the manager of NextG LLC, a family investment partnership formed in 2016. For the past 37 years, he has been a private investor and serves as director and partner of other private entities owned by members of his family.

Mr. Steven R. Hardie, who controls 5.92% of our Common Stock, has been a board member for the last 29 years. His experience and intimate knowledge of our Company adds significant value to the Board. As with most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

BRYAN H. LAWRENCE, a Director, has served on the Board since 1995. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Riley Exploration Permian, Inc., Ramaco Resources, Inc., and Star Group, LP (each a United States publicly-traded company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an MBA from Columbia University.

Mr. Lawrence, who controls 1.51% of our Common Stock, has been a board member for the last 28 years. He sits on numerous boards for both private and public companies that are involved in the energy business. His experience with us, and in other energy companies, gives us a significant benefit. As with most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

DAVID J. LUBAR, a Director, has served on the Board since 2018. Mr. David Lubar is Director, CEO and President of Lubar & Co. He began his career in 1977 at Norwest Bank (n/k/a Wells Fargo Bank) in Minneapolis, where he spent six years in commercial and correspondent banking. Mr. Lubar joined Lubar & Co. in 1983 and has served as a lead investor to over 20 companies in a wide range of industries and various stages of development. He currently serves as a director of each of the Lubar Companies as well as Milwaukee Brewers Baseball Team, and several other private companies. He also serves in many community leadership positions throughout the Milwaukee area. Mr. Lubar has a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration from the University of Minnesota.

Mr. David Lubar controls 11.89% of our Common Stock.  Mr. David Lubar has extensive public and private company board expertise in the areas of finance and private equity. His experience provides him insight from the view of an investor and board member.

CHARLES R WESLEY, IV, a Director, has served on the Board since 2018. Mr. Wesley has served as President of Thoroughbred Resources LP (a Yorktown Partners affiliate) since 2014 and CEO since 2016. Mr. Wesley served as Chief Planning and Commercial Officer of Ramaco Resources and, before joining Thoroughbred, Senior Director of Finance and Senior Counsel at Lumen Technologies (formerly Level 3 Communications), where he was also responsible for the operation and ultimate disposition of the Company's coal mining operations. Prior to Lumen Technologies, he worked at the law firms of Akin, Gump, Strauss, Hauer & Feld, and Strasburger & Price, focusing on international energy transactions. He began his career with a coal company as a mining engineer and is an active investor in natural resources and financial technology. Mr. Wesley is a board member across multiple industries and philanthropic organizations. Mr. Wesley holds a Juris Doctorate from the University of Kentucky College of Law and a Bachelor of Science in Mining Engineering from Virginia Polytechnic Institute.

Mr. Wesley brings a wealth of invaluable coal mining industry knowledge and experience to the Board. His vast knowledge of the industry assists the Board in driving future and potential growth and expansion opportunities.

OUR NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

LAWRENCE D. MARTIN, CPA, age 57, has served as both Hallador’s CFO, since 2016, and President of Hallador’s subsidiary Sunrise Coal since 2017. From 2007 to 2017, Mr. Martin was Sunrise’s CFO.  Prior to joining Sunrise, he worked for 19 years at CliftonLarsonAllen, LLP (CLA). Mr. Martin was a Senior Manager at CLA before his employment with Sunrise Coal. Mr. Martin is a graduate of Indiana State University and received his Bachelor of Science degree in Accounting in 1988.

HEATH A. LOVELL, age 48, has served as President of Hallador Power Company since 2022. Prior to joining Hallador, Mr. Lovell was the Vice President – Public Affairs for Alliance Coal, LLC since June of 2017. Before that, he was Vice President of Operations for Alliance Coal covering Illinois, Indiana, and parts of Western Kentucky. He had been with Alliance Coal since 2006 and held several other positions including General Manager of River View Coal, LLC and General Manager of Webster County Coal, LLC. Mr. Lovell was responsible for the development of River View in 2009 with its nine units of operations and initial capital investment of $270 million. Before joining Alliance, Mr. Lovell was Vice President and Partner of Dodge Hill Mining, LLC. He has over 25 years of experience in the mining industry and holds a Master of Business Administration and a Bachelor of Science degree in Electrical Engineering from the University of Kentucky.

Mr. Lovell has served as the Chairman of the Kentucky Coal Association Board of Directors, West Virginia Coal Association Board of Directors, Indiana Coal Association Board of Directors, Reliable Energy, Inc Board of Directors, as well as a Board Member of the American Coal Council and an appointed member of the National Coal Council.

Mr. Lovell was appointed by the Board as a Named Executive Officer on March 15, 2023.

BOARD AND ITS COMMITTEES

Board Leadership and Structure

Chairman

Our Board does not have a fixed policy regarding the roles for the Chairman of the Board ("Chairman") and CEO on whether they should be served independently or jointly. Currently, Mr. Bilsland holds both positions. We see the dual role as a bridge between management and the Board. We believe that a Chairman who understands the day-to-day business and the important issues to be addressed by the Board is currently in the Company's and the shareholders' best interest. Our board members have a significant monetary stake in the Company and believe they can provide oversight to the combined role.

Due to the limited size of our Board, we do not have a Lead Independent Director.

In addition, we have a separate Chair for each committee of the Board. The Chair of each committee reports periodically to the Board.

Independent and Non-Management Directors

After considering the standards for independence adopted by Nasdaq, the SEC, and various other factors as described herein, the Board has determined that all of our current directors, other than Mr. Bilsland, are independent.

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes.  The Board receives regular reports from Mr. Bilsland on areas of risk we face. Our risk management processes are intended to identify, manage, and control risks so that they are appropriate considering our scope, operations, and business objectives. The full Board engages with the appropriate members of management to enable its members to understand and provide input and oversight of our risk identification, risk management, and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss our risk management culture and processes. In the event, a committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly concerning interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Code of Conduct

Our Board adopted the Company's Code of Conduct, which provides general statements of our expectations regarding ethical standards that we expect our directors, officers, and employees to adhere to while acting on our behalf. The Code of Conduct provides, among other things, that our directors, officers, and employees will: (i) comply with all laws, rules, and regulations applicable to us; (ii) avoid conflicts of interest; (iii) protect our assets and maintain our confidentiality; (iv) honestly and accurately maintain records and make required disclosures; and (v) promote ethical behavior and report violations of laws, rules, regulations or the Code of Conduct.

The Code of Conduct is available on our website, www.halladorenergy.com.

Board Meetings and Attendance

During 2022, the Board held six meetings, and each of the committees held the number of meetings included in the description of the committees set forth below. Each board member up for re-election attended at least 75% of the Board and committee meetings, which he served on during 2022.

We do not have a specific policy regarding attendance at the annual meeting of shareholders. All directors, however, are encouraged to attend if available. All of our directors participated in the 2022 Annual Meeting of Shareholders.

Executive Sessions of Non-Management Directors

To promote open discussions, our non-management directors meet in executive sessions regularly after scheduled board meetings.

Committees

Our Board has three separately designated standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The committee charters are available on our website, www.halladorenergy.com.

The membership and purposes of each of the committees are described below.

Audit Committee
David C. Hardie Chair and Financial Expert Bryan H. Lawrence David J. Lubar

All of our Audit Committee members are "independent" as defined by the Nasdaq listing standards, including those standards applicable specifically to audit committee members.

Also, no member of the Audit Committee has served as one of our officers or employees at any time.  All members of the Audit Committee are "non-employee directors" as defined in SEC rules.

In addition to regularly scheduled meetings, the committee meets separately in executive sessions with representatives of our independent auditor. The Audit Committee approves the appointment and services of the independent auditor and reviews the general scope of the audit and audit-related services, matters relating to internal controls, and other matters related to accounting and reporting functions.

The Audit Committee assists the Board in fulfilling its oversight responsibilities concerning:

	(i)	The integrity of the financial reports and other financial information provided by us to the public or any governmental body;

	(ii)	our compliance with legal and regulatory requirements;

	(iii)	our systems of internal controls over financial reporting;

	(iv)	the qualifications and independence of our independent auditors;

	(v)	our auditing, accounting, and financial reporting processes generally; and

	(vi)	the performance of such other functions as the Board may assign from time to time.

To this end, the Audit Committee maintains free and open communication with the Board, the independent auditors, and any other person responsible for our financial management.  The Board also determined that Mr. David C. Hardie qualifies as an audit committee financial expert under the applicable SEC rules.

The Audit Committee met five times in 2022.

Compensation Committee
David J. Lubar Chair David C. Hardie Steven R. Hardie Bryan H. Lawrence

All of our Compensation Committee members are "independent" as defined by the Nasdaq listing standards, including those standards that apply specifically to compensation committee members. Also, no member of the Compensation Committee has served as one of our officers or employees at any time. All members of the Compensation Committee are "non-employee directors" as defined in SEC rules.

The purpose of our Compensation Committee is to:

	(i)	oversee our executive and director compensation; and

	(ii)	oversee and administer our stock incentive plans.

The Compensation Committee met one time in 2022.

Nominating Committee
Charles R. Wesley, IV Chair David C. Hardie Steven R. Hardie Bryan H. Lawrence David J. Lubar

No member of the Nominating Committee has served as one of our officers or employees at any time. All members of the Nominating Committee are independent, as defined in SEC rules.

The purpose of our Nominating Committee is to:

(i)

assist our Board by identifying individuals qualified for election and re-election as board members and to recommend to our Board, the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us; and

(ii)

recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us, and act on specific matters within its delegated authority, as determined by the Board from time to time.

The Nominating Committee met one time in 2022.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, and diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time. Stock ownership could also be a consideration.

Board of Directors Diversity

The Company seeks to maintain a Board comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills, and backgrounds. The skills and backgrounds collectively represented on the Board should reflect the diverse nature of the business environment in which the Company operates.   Although the Company has not adopted a formal diversity policy for the Board, as new members of the Board are considered, diversity considerations should include - but not be limited to - business expertise, geography, age, gender, and ethnicity.

The Company is committed to a merit-based system for Board composition within a diverse and inclusive culture which solicits multiple perspectives and views and is free of conscious or unconscious bias. When assessing Board composition or identifying suitable candidates for appointment to the Board, the Company will consider candidates on merit with due consideration to the benefits of diversity and the needs of the Board.

The Board Diversity Matrix sets forth information about the diversity of the Board in accordance with the recently adopted NASDAQ board diversity disclosure rules.

Board Diversity Matrix (as of April 12, 2023)
Total Number of Directors:	6
Part 1: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	-	6	-	-
Part 2: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latino	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	6	-	-
Two or More Races or Ethnicities
LGBTQ+	-
Did Not Disclose Demographic Background	-

Shareholder Engagement

Engagement with our shareholders helps us gain useful feedback on a wide variety of relevant topics pertaining to the operations, governance and strategy of the Company, If such feedback is received, it is shared regularly with the Company’s management and the Board and may be considered in setting the governance practices and strategic direction for the Company.

The Company from time to time interacts and communicates with shareholders in a number of forums, including quarterly earnings calls and webcasts, SEC filings, meetings and press releases. The Company is committed to constructive communication and engagement with shareholders.

Shareholders who wish to contact our Board or any individual director regarding Hallador may do so by mail addressed to our Corporate Secretary at Hallador Energy Company, 1183 E. Canvasback Drive, Terre Haute, Indiana, 47802.   Relevant communications received in writing are distributed to our Board or to individual directors, as appropriate, depending on the facts and circumstances outlined in the communication received.

Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy that applies to our officers and directors that prohibits trading our securities when in possession of material non-public information. It prohibits the hedging of our securities, including short sales or purchases or sales of derivative securities based on our securities, and, unless our Audit Committee approves an exemption, the pledging of our securities. Since the adoption of our insider trading policy, the Audit Committee has not granted any such exemptions to the policy's general prohibition on pledging.

Ownership Policy

We have not adopted a formal stock ownership policy for our Named Executive Officers, but through existing stock ownership and the vesting of the restricted stock units, they hold a significant portion of our outstanding shares of Common Stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 and related regulations require our Section 16 officers and directors and persons who beneficially own more than 10% of our Common Stock to file with the SEC. We believe all of these reports were timely filed based upon our review of the reports filed with the SEC, with the exception of Bryan H. Lawrence, who was late reporting nine transactions related to stock sales from August 18, 2022, through September 9, 2022; he disclaims beneficial ownership in such shares.  The transactions were reported on a Form 4 filed on September 12, 2022.

Director Compensation

Only one of our directors received compensation for their services on the Board in 2022.

Director Name	Position	2022 Fees Earned or Paid in Cash
David C. Hardie	Chairman of the Audit Committee	$10,000

Beginning in 2023, each of our non-employee members of our Board, with the exception of Mr. Lawrence, will receive an annual retainer of $50,000, with an additional $25,000 paid to the chair of each of the Audit Committee and the Compensation Committee.

PROPOSAL NO. 2: APPROVE, ON AN ADVISORY BASIS, THE NAMED EXECUTIVE OFFICERS' COMPENSATION.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" HALLADOR'S NAMED EXECUTIVE OFFICER COMPENSATION.

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders for an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement as set forth in the "Summary Compensation Table" in accordance with the compensation disclosure rules of the SEC.

The Board recommends that shareholders support the following resolution.

RESOLVED, that the shareholders approve, on an advisory basis, Hallador's compensation of its Named Executive Officers, as disclosed in Hallador's Proxy Statement for the 2023 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the Summary Compensation Table and all other tables and narrative disclosures regarding named executive officer compensation.

This advisory proposal is not binding.

A majority of the shares of Common Stock represented at the Meeting in person or by proxy must vote FOR the proposal to approve it. If you "abstain" from voting with respect to this proposal, your vote will have the same effect as a vote "against" the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes will have no effect on the vote for this proposal. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our Named Executive Officers, but the outcome of the say-on-pay vote will be taken into account by the Compensation Committee when considering future compensation arrangements.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers (referred to as NEOs below) is generally determined under our executive officer plan, which is reviewed and updated annually by the compensation committee.

Summary Compensation table

The following table sets forth information regarding the compensation awarded to, earned by, or paid to our NEOs in fiscal years ended December 31, 2022 and 2021.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan (3)	All Other Compensation (4)	Total

Brent K. Bilsland	2022	$586,250	$357,200	$1,864,733	$611,449	$12,200	$3,431,832
President and CEO	2021	500,000	90,000	-	128,652	11,600	730,252

Lawrence D. Martin	2022	$375,000	$260,000	$1,212,174	397,045	$12,200	$2,256,419
CFO and President, Sunrise Coal	2021	300,000	60,000	-	85,768	11,600	457,368

________________

(1)	The amounts disclosed in the bonus column reflect discretionary bonuses under the executive officer plan and discretionary bonuses pertaining to the completion of the Merom acquisition.
(2)

The amounts disclosed in the Stock Awards column represent the aggregate grant date fair value of time-based RSUs, computed in accordance with FASB Accounting Standards Codification Topic 718, disregarding for this purpose the estimate of forfeitures.  Amounts disclosed in this column reflect the closing market price per share on the respective grant dates of the time-based RSUs.

(3)	The amounts disclosed in the Non-Equity Incentive Plan column reflect amounts paid in respect of our 2022 executive officer bonus performance plan, as determined by the Compensation Committee.
(4)	The amounts disclosed in the All Other Compensation column reflect matching contributions by the Company to our 401(k) plan.

2022 Executive Officer Plan

On November 11, 2022, the Compensation Committee approved a new two-year compensation plan, for the period April 1, 2022, through March 31, 2024. The two-year compensation plan sets forth for Messrs. Bilsland and Martin annual base salary, grants of RSUs under the Amended and Restated 2008 Restricted Stock Unit Plan (the “RSU Plan”), performance bonus criteria, and certain other components of compensation.

Annual Base Salary

Effective April 1, 2022, Mr. Bilsland’s annual base salary was increased from $500,000 to $615,000, and Mr. Martin’s annual base salary was increased from $300,000 to $400,000.

RSU Plan

The Compensation Committee approved a one-time grant (for the two-year period) under the RSU Plan on November 11, 2022, pursuant to which Mr. Bilsland was granted 267,537 RSUs and Mr. Martin was granted 173,913 RSUs. The closing market price per share of our Common Stock on November 11, 2022, was $6.97. The RSUs granted to Messrs. Bilsland and Martin are time-based awards that vest ratably on March 31, 2023, March 31, 2024, and March 31, 2025.

Executive Officer Bonus Performance Plan

The Compensation Committee established the performance goals for each of Messrs. Bilsland and Martin’s performance bonuses for the 2022 and 2023 performance sub-periods. The following tables summarize the performance goals as well as the threshold, target and maximum payout opportunities during the two-year period.  A portion of the target bonus is allocated to each performance measure in proportion to the base points allocated to the performance measure. Performance against each performance goal and the corresponding payout are measured separately. The attained performance against a performance goal does not affect the performance bonus amount payable with respect to any other performance goal.  No payout is available with respect to a performance measure if performance is at or below the threshold level.  The payout for performance above the threshold level but below the target level [and above the target level but below the maximum level] shall be determined by straight line interpolation [between zero and the target payout amount].

Brent K. Bilsland

Area	Goals	Base Points (#)	Threshold Goal (%)	Target Goal (%)	Maximum Goal (%)	Payout Does Not Meet Threshold ($)	Payout at Target ($)	Payout at Maximum ($)
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00	89	78.00	0	23,100	46,200
	Violations Per Inspection Day (National Average)	5	0.50	0.42	0.34	0	23,100	46,200
Safety (Power) Note 2	Incident Rate	5	5.40	4.50	3.60	0	23,100	46,200
	Safety Inspection Rate	5	1	1.25	1.50	0	23,100	46,200
Financial	Adjusted EBITDA ($ million)	50	36.0	45.0	54.0	0	231,000	462,000
Discretionary		30				0	138,600	277,200
Totals						0	462,000	924,000

Lawrence D. Martin

Area	Goals	Base Points (#)	Threshold Goal (%)	Target Goal (%)	Maximum Goal (%)	Payout Does Not Meet Threshold ($)	Payout at Target ($)	Payout at Maximum ($)
Safety (Sunrise) Note 1	Severity Measure (National Average)	5	100.00	89	78.00	0	15,000	30,000
	Violations Per Inspection Day (National Average)	5	0.50	0.42	0.34	0	15,000	30,000
Safety (Power) Note 2	Incident Rate	5	5.40	4.50	3.60	0	15,000	30,000
	Safety Inspection Rate	5	1	1.25	1.50	0	15,000	30,000
Financial	Adjusted EBITDA ($ million)	50	36.0	45.0	54.0	0	150,000	300,000
Discretionary		30				0	90,000	180,000
Total							300,000	600,000

1.

Safety (Sunrise) is based on Sunrise Coal’s performance percentage relative to the national average for underground coal mines over the preceding 4 years. For the 2022 performance period, safety was determined relative to the 2018 - 2021 period. For the 2023 Performance Period, safety will be determined relative to the 2019 - 2022 period. Actual results for each safety measure will be calculated by Sunrise Coal management with final results available.

2.

Application of the Safety (Power) goal was as a threshold matter dependent on Hallador Power’s completion of the acquisition of Merom Generating Station. Safety (Power) is then based on Hallador Power’s performance percentage relative to the national average for coal-fired power generating facilities over the preceding four years. For the 2022 performance period, safety was determined relative to the 2018 - 2021 period. For the 2023 performance period, safety will be determined relative to the 2019 - 2022 period. Actual results for each safety measure will be calculated by Hallador Power management with final results available.

2022 Payout Under the 2022 Executive Officer Plan

In early 2023, the Compensation Committee evaluated the levels of achievement of the various performance measures for 2022 and made the following determinations based on the tables above.  As stated in the Executive Officer Plan, if the Merom Generating Station acquisition was not complete by August 2022, the weighting of the two safety goals for Sunrise was to double.  The Sunrise severity measure was 86% of the national average which beat the target goal and resulted in a performance bonus of 123.48% of target.  Sunrise violations per inspection were below the maximum goal of 0.34 which beat the target goal and resulted in a performance bonus of 200% of target.  Adjusted EBITDA exceeded the Maximum Goal, which resulted in a performance bonus of 200% of target.  The Compensation Committee also awarded the discretionary amount at the Maximum Payout noting the skills, capabilities and commitment of the management team and the many impressive and important accomplishments last year.

Outstanding Equity Awards at December 31, 2022

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Brent K. Bilsland	11/11/2022	267,537	$2,672,695
Lawrence D. Martin	11/11/2022	173,913	1,737,391

(1)	The RSUs granted to Messrs. Bilsland and Martin on November 11, 2022 vest ratably on March 31, 2023, March 31, 2024, and March 31, 2025.
(2)	Market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2022 ($9.99 per share).

Equity Compensation Plan Information

We adopted the RSU Plan, which allows us to issue shares of our Common Stock to eligible individuals upon meeting the vesting requirements set by the Compensation Committee as administrator.  Accordingly, the following table provides information as of December 31, 2022, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders(1)	1,056,937(2)	—	527,234(3)
Equity compensation plans not approved by shareholders	—	—	—
Total	1,056,937	—	527,234

(1)	Includes the Amended and Restated Hallador Energy Company 2008 Restricted Stock Unit Plan.
(2)	Represents 1,056,937 unvested RSUs.
(3)	Reflects the shares remaining available for future issuance under our RSU Plan.

In 2009, we adopted a stock bonus plan pursuant to which we may issue shares of our Common Stock for cash, past services or any other valid consideration. We did not issue shares from the stock bonus plan in the fiscal year ended December 31, 2022.

Potential Payments Upon Termination of Change in Control

As of December 31, 2022, Messrs. Bilsland and Martin were eligible to receive payments upon a change in control, including with respect to termination of employment related to a change in control in certain cases, in accordance with the 2022 executive officer plan, in each case, as follows:

●

Mr. Bilsland – in the event of a change in control, Mr. Bilsland would be entitled to the following amounts, subject to his execution and non-revocation of a general release of claims in favor of the Company:

●

a lump sum retention payment equal to $1,076,250, provided he remains employed with the Company through the closing of such change in control transaction (or $1,230,000 in the event he is not engaged to work for the acquiring company following the transaction).

o

if following the announcement of, but prior to the closing of, a change in control transaction, Mr. Bilsland’s employment is terminated by the Company without cause, or if he resigns for good reason, the retention payment described above that would have been paid had he remained employed through the change in control (reduced on a dollar-for-dollar basis (but not below zero) by the amount of any severance paid to him by the Company (if applicable)); and

●

an amount equal to the performance bonus paid for the most recently completed fiscal year prior to the change in control, pro-rated for the period served in the fiscal year of the change in control through the closing of such change in control transaction.

●

Mr. Martin – in the event of a change in control, Mr. Martin would be entitled to the following amounts, subject to his execution and non-revocation of a general release of claims in favor of the Company:

●

a lump sum retention payment equal to $700,000, provided he remains employed with the Company through the closing of such change in control transaction (or $800,000 in the event he is not engaged to work for the acquiring company following the transaction).

o

if following the announcement of, but prior to the closing of, a change in control transaction, Mr. Martin’s employment is terminated by the Company without cause, or if he resigns for good reason, the retention payment described above that would have been paid had he remained employed through the change in control (reduced on a dollar-for-dollar basis (but not below zero) by the amount of any severance paid to him by the Company (if applicable)).

●

an amount equal to the performance bonus paid for the most recently completed fiscal year prior to the change in control, pro-rated for the period served in the fiscal year of the change in control through the closing of such change in control transaction.

The retention payments described above for Messrs. Bilsland and Martin may, if they are employed at the time of the change in control, be conditioned on them agreeing with the acquirer, if so requested, to continue to work for the acquirer following the change-in-control for a period of three months, provided the acquirer agrees to pay (i) a monthly base salary no less than the monthly base salary rate in effect before the transaction, and (ii) an additional retention payment equal to 25% of the performance bonus for the most recently completed fiscal year prior to the change in control.

In addition, vesting would be accelerated for any unvested RSUs held by Messrs. Bilsland or Martin upon either (i) a change in control, or (ii) termination of employment by the Company without cause, or resignation for good reason.

Other Benefits

Our NEOs are eligible to participate in our health and welfare programs, and our 401(k) plan on the same basis as other employees.

Pay vs. Performance

The following table sets forth additional compensation information of our Principal Executive Officer ("PEO") and our non-PEO named executive officer ("Non-PEO") along with the relationship of such compensation to total shareholder return and net income performance results for our fiscal years ended December 31, 2022, 2021, and 2020, in accordance with Item 402(v) of Regulation S-K. "Compensation Actually Paid" values shown in the required table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our PEO and Non-PEO in such fiscal years. The calculations and analysis below do not necessarily reflect the Company's approach to aligning executive compensation with performance.

Summary Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Summary Compensation Table Total for Non-PEO NEO (3)	Compensation Actually Paid to Non-PEO NEO (2)	Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)	Net Income (Loss) (5)	Company Selected Measure (6)
2022	$3,431,832	$4,239,794	$2,256,419	$2,781,636	$337.71	N/A	$18,105,000	N/A
2021	730,252	778,377	457,368	483,618	84.18	N/A	(3,754,000)	N/A
2020	666,900	433,150	414,400	286,900	50.84	N/A	(6,220,000)	N/A

Table Footnotes
(1)

The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. Bilsland, in the Summary Compensation Table above and reported in our 2022 Proxy Statement filed on April 26, 2022.

(2)

SEC rules require certain adjustments to be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay versus Performance Table” above. The following tables detail the applicable adjustments from the compensation reported in the “Total” column of the Summary Compensation Table.

(3)

The dollar amounts reported are the amounts of total compensation reported for our CFO, Mr. Martin, in the Summary Compensation Table above and reported in our 2022 Proxy Statement filed on April 26, 2022.

(4)

Total shareholder return reflects the cumulative total return of our Common Stock for the measurement period December 31, 2020, through December 31 of the year indicated. Each year reflects what the cumulative value of $100 would be, including reinvestment of dividends, if such amount were invested on December 31, 2020. Hallador is a smaller reporting company and is not required to disclose peer group TSR.

(5)	Net income as reported for each year in our Annual Report on Form 10-K.
(6)	Hallador is a smaller reporting company and is not required to disclose the company-selected measure nor the tabular list of their most important financial performance measures.

PEO
Adjustments to Determine Compensation Actually Paid	2022	2021	2020
Reported Summary Compensation Table Total for PEO	$3,431,832	$730,252	$666,900
Deduction for Amounts Reported under the Stock Awards Column in our Summary Compensation Table (or SCT)	$(1,864,733)	$-	$-
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	$2,672,695	$-	$-
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year	$-	$-	$-
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	$-	$-	$(103,125)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	$-	$48,125	$(130,625)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year	$-	$-	$-
Compensation Actually Paid to PEO	$4,239,794	$778,377	$433,150

Non-PEO NEO
Adjustments to Determine Compensation Actually Paid	2022	2021	2020
Reported Summary Compensation Table Total for Non-PEO NEO	$2,256,419	$457,368	$414,400
Deduction for Amounts Reported under the Stock Awards Column in our Summary Compensation Table (or SCT)	$(1,212,174)	$-	$-
Increase for Fair Value as of Year-end of Awards Granted during the Year that Remain Unvested as of Year- end	$1,737,391	$-	$-
Increase for Fair Value as of the Vesting Date of Awards Granted during the Year that Vest during the Year	$-	$-	$-
Increase/deduction for Change in Fair Value from prior Year-end to current Year-end of Awards Granted Prior to the Year that were Outstanding and Unvested as of Year-end	$-	$-	$(56,250)
Increase/deduction for Change in Fair Value from prior Year-end to Vesting Date of Awards Granted Prior to the Year that Vested during the Year	$-	$26,250	$(71,250)
Deduction of Fair Value of Awards Granted Prior to the Year that were Forfeited during the Year	$-	$-	$-
Compensation Actually Paid to Non-PEO NEO	$2,781,636	$483,618	$286,900

Relationship Between Compensation Actually Paid and Performance Measures

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Non-PEO and the Company’s Cumulative Total Shareholder Return (TSR) and Net Income (Loss)

From 2021 to 2022, the compensation actually paid to our PEO and the average of the compensation actually paid to the Non-PEO increased by 545% and 575%, respectively, compared to a 401% increase in our TSR over the same time period and net income increasing from a loss of $3.8 million in 2021 to income of $18.1 million in 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information as of April 12, 2023, regarding the beneficial ownership of our Common Stock by (i) each person who is known by us to own more than 5% beneficially of our Common Stock; (ii) each member of our Board and our NEOs; and (iii) all members of our Board and our executive officers as a group. The number of shares and percentages of beneficial ownership set forth below is based on 33,137,011 shares of our Common Stock issued and outstanding as of April 12, 2023.

We do not have any RSUs that vest within 60 days of the date of this Proxy Statement.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent (1)
BENEFICIAL OWNERS OF MORE THAN 5%
Lubar & Co (2)	3,941,557	11.89%
833 E. Michigan Street, Suite 1500
Milwaukee, WI 53202

Aegis Financial Corporation (3)	2,275,561	6.87%
6862 Elm Street, Suite 830
McLean, VA 22101

Hallador Alternative Assets Fund (4)	1,993,536	6.02%
940 Southwood Blvd., Suite 201
Incline Village, NV 89451

NextG LLC (5)	1,788,441	5.40%
748 S. Meadows Pkwy
Reno, NV 89521

DIRECTORS AND NAMED EXECUTIVE OFFICERS
David J. Lubar (2)	3,941,557	11.89%
833 E. Michigan Street, Suite 1500
Milwaukee, WI 53202

David C. Hardie (4)	2,163,005	6.53%
940 Southwood Blvd., Suite 201
Incline Village, NV 89451

Steven R. Hardie (5)	1,962,500	5.92%
P. O. Box 6629
Incline Village, NV 89450

Bryan H. Lawrence	499,746	1.51%
410 Park Avenue
New York, NY 10022

Brent K. Bilsland (6)	1,366,713	4.12%
1183 East Canvasback Drive
Terre Haute, IN 47802

Lawrence D. Martin	380,817	1.15%
1183 East Canvasback Drive
Terre Haute, IN 47802

Charles R. Wesley IV	199,472	0.60%
1700 Lincoln Street, Suite 3475
Denver, CO 80203

Heath A. Lovell	32,322	0.10%
1183 E. Canvasback Drive
Terre Haute, IN 47802

Named Executive Officers and Directors rounded as a group (8) persons	110,546,132	31.83%

________________

(1)	Based on shares issued and outstanding as of April 12, 2023.
(2)

Of these shares, 2,788,685 are owned through the Lubar Equity Fund LLC (LEF), and 1,152,872 shares are owned by the Lubar Opportunity Fund, I (LOFI).  Lubar & Co, Incorporated serves as investment manager over, and exercises in its sole discretion the entire voting and dispositive power with respect to, all shares of the Issuer held by each of LEF and LOFI.  Mr. David J. Lubar serves as the CEO of Lubar & Co., Incorporated, and as a result, may be deemed to beneficially own these shares.  Mr. Lubar disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest therein.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2023, by Aegis Financial Corporation.
(4)

Hallador Alternative Assets Fund LLC ("HAAF") beneficially owns 1,993,536 shares. HAAF is a Delaware limited liability company. HAAF is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC, and David C. Hardie.

The David Hardie Separate Property Trust beneficially owns 169,469 shares.  Mr. David Hardie and his spouse, Janice Hardie, are trustees of the trust and have sole voting power of these shares.

(5)

Steven R. Hardie is a member and manager of NextG Partners, LLC, owning 38% of its membership interest. He disclaims beneficial ownership of the other 62% of the shares held by NextG Partners.

Mr. Steven R. Hardie individually owns 139,089 shares directly.

Mr. Steven R. Hardie's shares also include 21,489 shares beneficially owned by the Steven Robert Hardie Trust; 13,481 shares beneficially owned by the Sandra Hardie Trust; and 1,788,441 shares owned by NextG Partners, LLC, a Nevada limited liability company. Mr. Steven R. Hardie is also the trustee of the Steven Robert Hardie Trust. Mr. Steven R. Hardie's spouse, Sandra Hardie, is the trustee of the Sandra W. Hardie Revocable Family Trust. Mr. Steven R. Hardie disclaims any beneficial ownership in any other shares held by the above-described entities.

(6)	Includes 462,857 shares owned by Mr. Bilsland's spouse and children. Mr. Bilsland disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review and Approval of Transactions With Related Persons

Related person transactions are those that meet the minimum threshold for disclosure in the proxy statement under relevant SEC and Nasdaq stock exchange rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Any transaction with a related person must be approved in advance by our Audit Committee. The Audit Committee approves only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and our shareholders, taking into account all available facts and circumstances as the Audit Committee determines in good faith to be necessary. In reviewing and approving such transactions, the Audit Committee shall obtain or shall direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction before its approval. The Audit Committee may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time.

Director Independence

The Board has determined that all of our current non-employee directors are independent within the meaning of SEC and Nasdaq rules (Messrs. D. Hardie, S. Hardie, Lawrence, Lubar and Wesley.)  The Board determined that all of the directors serving on the Audit Committee, Compensation Committee, and Nominating Committee are independent within the meaning of SEC and Nasdaq rules.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF Grant Thornton LLP, THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

The Board's Audit Committee has appointed Grant Thornton LLP ("Grant Thornton"), as Hallador's independent registered public accounting firm, to audit Hallador's financial statements for the fiscal year ending December 31, 2023.  As a matter of good corporate governance, the Audit Committee submits its selection of Grant Thornton to our Shareholders for ratification and will consider the vote of our Shareholders when appointing our independent registered public accounting firm in the future. For additional information regarding Hallador's relationship with Plant & Moran, PLLC, please refer to the "Audit Committee Report" and "Audit Fees" sections below.

INDEPENDENT AUDITOR'S FEES AND SERVICES

Auditors

The Audit Committee has the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm. On September 27, 2022, the Audit Committee dismissed Plante & Moran, PLLC ("Plante & Moran") as the Company's independent registered public accounting firm and engaged Grant Thornton to serve as its independent registered public accounting firm (the "Independent Auditor") beginning with the quarter ending September 30, 2022, effective immediately. Plante & Moran had served as the Company's Independent Auditor since 2003, and Grant Thornton was selected based on an evaluation of capabilities that would best meet the needs of the Company based on the Company's size and market position. For the years ended December 31, 2021, and 2020 and through September 30, 2022: (i) Plante & Moran's report on the Company's consolidated financial statements did not contain an adverse opinion or a disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope, or accounting principles; (ii) for such periods and the nine months ended September 30, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Plante & Moran, would have caused Plante & Moran to make reference to the subject matter of the disagreement(s) in connection with such reports; and (iii) for such periods and the three months ended September 30, 2022, there were no "reportable events" (as described in Item 304(a)(1)(v) of Regulation S-K). During the years ended December 31, 2021 and December 31, 2020 and through September 30, 2022, neither the Company nor anyone on its behalf has consulted Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event. Our Audit Committee has appointed Grant Thornton as our Independent Auditor to audit our consolidated financial statements for the fiscal year ending December 31, 2022.

The members of the Audit Committee believe that the continued retention of Grant Thornton to serve as the Company’s Independent Auditor is in the best interests of the Company and its shareholders. Their appointment is being presented to the shareholders for ratification. If the shareholders do not ratify this appointment, the Audit Committee will consider such results and determine whether to recommend and appoint a different independent registered public accounting firm to audit our consolidated financial statements in the future.

Representatives of Grant Thornton are not expected to be present at the Meeting, but will be available for questions during the Meeting.

Principal Accountant Fees

For the fiscal years ended December 31, 2021, the following fees were billed to us by Plante & Moran:

December 31, 2021
Audit Fees	$342,500
Audit-Related Fees	20,033
Tax Fees	—
All Other Fees	—
Total	$362,533

For the fiscal year ended December 31, 2022, the following fees were billed to us by Grant Thornton:

December 31, 2022
Audit Fees	$741,550
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
Total	$741,550

Pre-Approval Policy

The Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by Grant Thornton. The policy requires that all services Grant Thornton provides to us be pre-approved by the Audit Committee. The Audit Committee approved all services provided by Grant Thornton during 2022.

Audit Committee Report

Review of the Fiscal Year 2022 Consolidated Financial Statements

The Audit Committee is comprised of independent directors and operates under a written charter adopted by the Board. The Audit Committee Charter is reviewed and updated as needed per applicable rules of the SEC and The Nasdaq Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company's internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company's financial statements per the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon. The Audit Committee's primary responsibility is to monitor and oversee these processes and to select and retain the Company's independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company's audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies, and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2022, with the Company's independent auditors, Grant Thornton, and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed with Grant Thornton

Based on the review and discussions with our independent registered public accounting firm, Grant Thornton, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

David C. Hardie – Chair of the Committee

Bryan H. Lawrence

David J. Lubar

OTHER INFORMATION

Proposals by Security Holders

The Board did not receive any proposals for consideration to be voted upon at the Meeting.

Other Matters

The Board does not intend to bring any other matters before the Meeting and has not been informed that any other matters are to be presented by others.

Shareholder Proposals for the 2024 Annual Meeting

If you wish to submit  proposals for the possible inclusion in the Company's 2024 proxy materials, the Company must receive them at our principal executive offices at 1183 East Canvasback Drive, Terre Haute, Indiana 47802 by December 20, 2023, unless the date of our 2024 Annual Meeting of Shareholders is more than 30 days from the anniversary date of our 2023 Annual Meeting of Shareholders, in which case the deadline is a reasonable time before we print and mail our proxy materials for the 2024 Annual Meeting of Shareholders.  Proposals should be addressed to:  Corporate Secretary, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

To be considered for presentation at the 2024 Annual Meeting of Shareholders, but not for inclusion in the Company's proxy statement and form of proxy for that meeting, pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, proposals must be received by March 6, 2023; provided, however, that in the event that the date of the 2024 Annual Meeting of Shareholders is changed by more than 30 days from the anniversary date of our 2023 Annual Meeting of Shareholders, such proposal must be received a reasonable time before the Company prints and mails its proxy materials for the 2024 Annual Meeting of Shareholders. Failure to notify the Company by that date would allow the Company's proxy holders to use their discretionary voting authority (to vote for or against the proposal) when the proposal is raised at the 2024 Annual Meeting of Shareholders without any discussion of the matter being included in the Company's proxy statement.   Your notice should be addressed to: Corporate Secretary, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 under the Exchange Act no later than April 2, 2024. Shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule 14a-19(b).

To curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for shareholder proposals.

Communications with the Board of Directors

Because of our relatively small size, to date, we have not developed formal processes by which shareholders or other interested parties may communicate directly with directors.  Until formal procedures are developed and posted on our website (www.halladorenergy.com), any communication to one or more members of our Board may be made by sending them in care of Investor Relations, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.  Shareholders should clearly note on the mailing envelope that the letter is a "Shareholder-Board Communication."  All such communications will be forwarded to the intended recipients.

Householding

A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or notify us by sending a written request to: Attn: Corporate Secretary, [1183 East Canvasback Drive, Terre Haute, Indiana 47802]. You will be removed from the householding program, after which you will receive an individual copy of the proxy materials promptly.

Incorporation by Reference

The audit committee report shall not be deemed soliciting material and shall not be filed with the SEC. This report shall not be considered to be incorporated by reference into any of our prior or future SEC filings except to the extent that we specifically incorporate such information by reference. Also, this document includes certain website addresses, that are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, Code of Conduct and the charters of the Audit Committee, Compensation Committee, and the Nominating Committee, and any stock ownership reports filed by our executive officers, directors, and 10%+ beneficial owners for our Common Stock are posted on, and free of charge, on our website, www.halladorenergy.com, by telephone to (812) 299-2800 or by mail to Investor Relations, Hallador Energy Company, 1183 East Canvasback Drive, Terre Haute, Indiana 47802.

The information contained on our website is not a part of this Proxy Statement.